Exhibit 10.4

TERMINAL AND THROUGHPUT AGREEMENT

by and between

CNX MARINE TERMINALS, INC.

and

CNX THERMAL HOLDINGS LLC

dated as of

[                ], 2015

i

8.9	Parties in Interest	9
8.10	Preparation of Agreement	9
8.11	Severability	9
8.12	Counterparts	9

APPENDIX

Appendix I – Definitions

EXHIBITS

Exhibit A – Terminal Services Terms
Exhibit B – Terminal Rules and Regulations

ii

TERMINAL AND THROUGHPUT AGREEMENT

THIS TERMINAL AND THROUGHPUT AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into [            ], 2015 (the “Execution Date”), by and between CNX MARINE TERMINALS, INC., a Delaware corporation (“Owner”), and CNX THERMAL HOLDINGS LLC, a Delaware limited liability company (“Shipper”). CONSOL and CTH may be referred to collectively as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, Shipper owns an undivided interest in, and has been designated as the operator of, those certain coal mines in Greene and Washington Counties, Pennsylvania and Marshall County, West Virginia, commonly known as the Bailey Mine, the Enlow Fork Mine and the Harvey Mine, and the related preparation plant commonly known as the Bailey preparation plant (the “Pennsylvania Mine Complex”);

WHEREAS, as the operator of the Pennsylvania Mine Complex, Shipper has been delegated authority and charged with overseeing, supervising and managing the handling, transportation and marketing of all coal mined from the Pennsylvania Mine Complex;

WHEREAS, Owner owns and operates a coal terminal facility (the “Terminal”) located in Baltimore, Maryland that provides coal transshipment from train rail cars to vessels; and

WHEREAS, Shipper desires to contract with Owner for the option (but not the obligation) to require Owner, as an independent contractor, to provide, directly or indirectly, certain coal terminal, storage and/or transportation services, subject to and upon the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. For purposes hereof, the capitalized terms used herein and not otherwise defined have the meanings set forth in Appendix I.

1.2 References and Rules of Construction. All references in this Agreement to Appendices, Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Appendix, Exhibit, Article, Section, subsection and other subdivision of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Appendix, Exhibit, Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law means such Law as it may be amended from time to time. If a date specified herein for providing any notice or taking any action is not a Business Day, then the date for giving such notice or taking such action shall be the next day which is a Business Day.

ARTICLE II

TERMINAL SERVICES

2.1 Terminal Services.

(a) Subject to the terms and conditions of this Agreement, Shipper shall have the option, but not the obligation, to require Owner to provide Terminal Services with respect to Firm Shipper Coal.

(b) In the event Shipper desires to require Owner to provide Terminal Services with regard to Shipper Coal other than Firm Shipper Coal (collectively, “Excess Shipper Coal”), Shipper shall provide Owner written notice requesting Owner to provide Terminal Services as to the Excess Shipper Coal and setting forth Shipper’s reasonable estimate of the amount and timing of delivery of such Excess Shipper Coal. Owner shall have the option, but not the obligation, to provide Terminal Services with respect to all or a portion of the Excess Shipper Coal at a mutually agreeable fee and priority.

(c) The Terminal Services shall be performed in accordance with (i) the Terminal Services Terms set forth on Exhibit A, and (ii) the Terminal Rules and Regulations set forth on Exhibit B. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Exhibit hereto, the terms and provisions of this Agreement shall govern and control; provided, however, that the inclusion of any terms and conditions in any Exhibit hereto which are not addressed in this Agreement shall not be deemed a conflict.

2.2 Terminal Services Standard of Care. Owner shall perform, or cause to be performed, the Terminal Services consistent with past practices and in a manner that is not grossly negligent and does not constitute willful misconduct (the “Services Standard”).

2.3 Insurance. Owner shall (i) obtain and maintain any and all insurance that is required by applicable Laws or that would otherwise be required by a reasonable, prudent service provider providing the Terminal Services and (ii) use its commercially reasonable efforts to have each Owning Party named as additional insureds on such insurance policies (with waivers of subrogation in favor of each Owning Party).

ARTICLE III

SHIPPER COAL

3.1 Title; Risk of Loss. As between Shipper and Owner, title to all Shipper Coal delivered to the Receipt Point shall at all times remain in Shipper. Except to the extent resulting from a breach of the Services Standard, Shipper shall bear the risk of loss with respect to Shipper Coal at the Terminal. Notwithstanding the foregoing, coal that accumulates in ditches and ponds and ordinary spillage from conveyors, dumpers and other similar equipment, where it is impractical to determine its owner and return it to piles shall be the property of Owner and shall be sold or otherwise disposed of as Owner sees fit.

3.2 Transportation of Shipper Coal; Measurement of Shipper Coal. Shipper shall arrange for transportation at Shipper’s sole risk, cost and expense of the Shipper Coal to the Receipt Point. Owner shall measure the quantity of Shipper Coal received from Shipper at the Receipt Point using scales tested, maintained and calibrated in accordance with the standards issues by the Association of American Railroads (the “AAR Standards”), the National Institute of Standards and Technology (the “NIST Standards”) and all applicable Laws. Owner shall keep accurate records of the receipt, storage and delivery of the Shipper Coal, including all scale measurement readings, and shall provide Shipper reasonable access to such records (including the right to copy, at Shipper’s expense), during normal business hours and upon reasonable written notice. Owner shall provide Shipper not less than 7 days prior notice of any scale testing or proving activities, and Shipper shall have the right to attend and witness such scale testing and proving activities.

3.3 Scheduling of Railcar Deliveries; Scheduling of Vessels. Shipper shall comply with the nomination and scheduling procedures for Trains and Vessels set forth in the Terminal Services Terms and/or the Terminal Rules and Regulations.

3.4 Priority of Service. Firm Shipper Coal shall be entitled to service with the highest available priority call on capacity of all or any relevant portion of the Terminal, which is not subject to interruption or curtailment except as a result of force majeure (such service, “Priority Service”). Without the written consent of Shipper, which consent may be withheld in Shipper’s sole discretion, Owner will not provide Priority Service with respect to any coal other than Firm Shipper Coal and coal received under the Xcoal Agreement. If capacity at the Terminal is insufficient to meet the needs of all shippers, the holders of interruptible service will be curtailed first and the holder of Priority Service will be curtailed last.

ARTICLE IV

COMPENSATION AND PAYMENTS

4.1 Terminal Fee. Shipper shall pay Owner each month in accordance with the terms of this Agreement for Terminal Services provided by Owner an amount equal to the product of (a) the Firm Shipper Coal, stated in tons, delivered by Shipper at the Receipt Point during such month multiplied by (b) $4.00 per net ton (the “Terminal Fee”), and, if applicable, all Additional Storage Fees, Coal Re-Handling Fees and Vessel Fees incurred during such month.

4.2 Terminal Fee Adjustments. The Terminal Fee may be reasonably adjusted by Owner from time to time upon written notice thereof to Shipper no more frequently than quarterly to account for changes in annual volumes of coal shipped, or forecasted to be shipped, through the Terminal and/or changes in operating expenses at the Terminal; provided that no retroactive adjustments to the Terminal Fee will be permitted.

4.3 Payment Terms; Disputed Charges.

(a) No later than 30 days after the end of each calendar month, Owner shall prepare and deliver to Shipper a reasonably detailed invoice setting forth (i) the total volume of Shipper Coal received at the Receipt Point during such calendar month, (ii) the aggregate Terminal Fee for Shipper Coal received a the Receipt Point during such calendar month, (iii) any Additional Storage Fees incurred during such month, (iv) any Coal Re-Handling Fees incurred during such month and (v) any Vessel Fees incurred during such month.

(b) Owner shall provide to Shipper such documentation as Shipper may reasonably request to support each such invoice.

(c) Each invoice delivered by Owner pursuant to this Agreement shall be due and payable no later than 30 days after the receipt of the invoice. All payments shall be made by wire transfer of immediately available funds, to the account (or accounts) designated by Owner, from time to time, no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) on the due date.

(d) In addition to Shipper’s right under Section 4.4, if Shipper disputes in good faith all or any portion of an invoice delivered by Owner pursuant to this Agreement, Shipper may deliver written notice of such dispute to Owner within 40 days of receipt of such invoice, setting forth in reasonable detail the reasons for such dispute. Notwithstanding the delivery of any such written notice of dispute, Shipper shall pay to Owner the full amount of such invoice (including any disputed portions of such invoice) in accordance with the terms of this Agreement. If it is determined by the Parties or otherwise that any amount paid by Shipper to Owner was improperly paid, then subject to Section 4.3(e), Owner shall promptly reimburse Shipper the amount of such improper payment.

(e) If (i) Shipper fails to pay any amount when due or (ii) (A) Owner disputes an invoice hereunder, (B) pays the full amount of such invoice and (C) it is determined by the Parties or otherwise that Owner must reimburse Shipper any portion of the amount of such invoice, then such amount shall bear interest from the due date (or the date the disputed amount was paid by Shipper in case of a reimbursement owed by Owner to Shipper ) to the date such amount is paid by Shipper (or Owner, if applicable) at the Agreed Rate.

4.4 Audit. Shipper, upon reasonable written notice to Owner, shall have the right to audit Owner’s accounts and records relating to the Terminal Services for any calendar year within the 24-month period following the end of such calendar year. Owner shall not bear any portion of Shipper’s audit cost incurred under this Section 4.4. The audits shall not be conducted more frequently than bi-annually without the prior approval of Owner. Upon the completion of any such audit the results of which evidence an overcharging by Owner for Terminal Services rendered, Shipper may notify Owner of such overcharge and request reimbursement thereof, and such notice shall include Shipper’s calculations and reasonable data supporting such reimbursement request. Within 30 days after receipt of Shipper’s reimbursement request, Owner shall notify Shipper if Owner disputes the results of the audit. Owner’s failure to notify Shipper of such dispute within such time period shall be deemed to be agreement with the audit results and the reimbursement request. If Owner timely notifies Shipper that it disputes the audit results, then each of Owner and Shipper shall designate a representative, and, not later than 10 Business Days from such selection, such representatives shall meet in an effort to resolve such disputed audit results. Such representatives shall attempt to agree on a resolution of such dispute within 10 Business Days from meeting. Upon such deadline, if no consensual resolution has been reached, either the Shipper or Owner may cause such dispute to be submitted to arbitration in accordance with Section 4.5. This Section 4.4 shall survive the expiration or termination of this Agreement for a period of 24 months.

4.5 Accounting Arbitrator. In the event that the Parties cannot reach agreement regarding any disputes regarding amounts invoiced hereunder pursuant to Section 4.3 or Section 4.4, either Party may refer the remaining matters in dispute to the Philadelphia, Pennsylvania office of a mutually agreeable nationally recognized accounting firm (the “Accounting Arbitrator”) for review and final determination by arbitration. Should such selected firm fail or refuse to agree to serve as Accounting Arbitrator within ten Business Days after receipt of a written request from any Party to serve, and should the Parties fail to agree in writing on another replacement Accounting Arbitrator within five Business Days after the end of that ten-day period, or should no replacement Accounting Arbitrator agree to serve within 30 days after the original written request pursuant to this Section 4.5, the Accounting Arbitrator shall be a nationally recognized accounting firm appointed by the Philadelphia office of the American Arbitration Association. The Accounting Arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on the Parties, without right of appeal. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award damages or penalties to the Parties with respect to any matter. Each Party shall each bear its own legal fees and other costs of presenting its case. The fees, costs and expenses of the Accounting Arbitrator, shall be allocated between the Parties based upon the percentage which the portion of the disputed matters not awarded to such Party bears to the amount actually contested by such Party. The provisions of this Section 4.5 shall survive the expiration or termination of this Agreement.

ARTICLE V

LIABILITY OF THE PARTIES; INDEMNIFICATION

5.1 Release. Except as set forth in Section 5.2, each Party hereby releases, discharges and forever waives any claims against the other Party with respect to any breach of this Agreement.

5.2 Omnibus Agreement Indemnities. The Parties hereby acknowledge and agree that, except for the rights of the Parties to terminate this Agreement pursuant to Article VI, the indemnities set forth under the Omnibus Agreement shall be the Parties’ exclusive remedies with respect to any breach of this Agreement. For the avoidance of doubt, except as set forth in the Omnibus Agreement, in no event shall Owner have any liability under this Agreement or applicable Law, with respect to the provision of the Terminal Services under this Agreement for any claim, damage, loss or liability sustained or incurred in connection with the provision of the Terminal Services or any breach of any provision of this Agreement.

5.3 Disclaimer. NOTWITHSTANDING ANY OTHER TERM OF THIS AGREEMENT TO THE CONTRARY, OWNER MAKES NO, AND DISCLAIMS ANY, REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY WITH RESPECT TO THE PERFORMANCE OR RESULTS OF THE TERMINAL SERVICES OR ANY DATA OR INFORMATION PROVIDED BY OWNER HEREUNDER.

5.4 Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE VI

TERM; TERMINATION

6.1 Term. This Agreement will commence on the Execution Date and will remain in full force and effect for an initial term of seven years (the “Initial Term”) and will continue in full force and effect thereafter for successive one year periods (each, an “Additional Term”) unless terminated by either Party at the end of the Initial Term or any Additional Term by giving not less than 365 days’ prior written notice, subject in each case to earlier termination in accordance with Section 6.2 or Section 6.3 (such period of time, the “Term”).

6.2 Owner Termination. Owner may terminate this Agreement upon written notice to Shipper the occurrence of any one or more of the following:

(a) the Bankruptcy of Shipper; or

(b) a Shipper Change of Control.

6.3 Shipper Termination. Shipper may terminate this Agreement upon written notice to Owner following the occurrence of any one or more of the following:

(a) the Bankruptcy of Owner; or

(b) an action constituting willful misconduct or gross negligence on the part of Owner in connection with the performance of the Terminal Services.

6.4 Effect of Termination. The terms of Article V, this Article VI and Article VIII shall survive any termination of this Agreement. The termination of this Agreement shall not relieve either Party of any liability or obligation accruing or that had accrued prior to the termination of this Agreement nor deprive a Party not in breach (other than a breach because such Party is rightfully withholding performance in response to a breach by the other Party) of its rights to any remedy otherwise available to such Party.

ARTICLE VII

FORCE MAJEURE

7.1 Force Majeure. If any Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that Party shall give to the other Party prompt written notice of the Force Majeure with reasonably full particulars concerning it; thereupon, the obligations of the Party giving notice, so far as they are affected by the Force Majeure, shall be suspended during, but no longer than, the continuance of the Force Majeure. The affected Party shall use all reasonable efforts to remove, mitigate and/or remedy the Force Majeure situation as quickly as practicable. The requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other labor difficulty by the Party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the Party concerned; provided, however, the foregoing shall not relieve such Party of its obligations to take other measures to remove, mitigate and/or remedy any delay or suspension resulting from such labor difficulties.

ARTICLE VIII

MISCELLANEOUS

8.1 Assignment; Binding Effect. This Agreement may not be assigned by any Party, in whole or in part, without the prior written consent of the other Party. No assignment hereunder by any Party shall relieve such Party of any obligations and responsibilities hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and, to the extent permitted by this Agreement, their successors, legal representatives and permitted assigns.

8.2 Notices. All notices and communications required or permitted to be given under this Agreement shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid or by electronic mail with a PDF of the notice or other communication attached (provided that any such electronic mail is confirmed either by written confirmation or U.S. Express Mail), in each case, addressed to the appropriate Person at the address for such Person as follows:

If to Owner:

CNX Marine Terminals, Inc.

3800 Newgate Avenue

Baltimore, Maryland 21224-6404

Attention: Mariann E. Palmer

Email: MariannPalmer@consolenergy.com

with a copy to:

Attention: Patrick E. Mangin

Email: Patrick.Mangin@consolenergy.com

If to Shipper:

CNX Thermal Holdings LLC

1000 CONSOL Energy Drive

Canonsburg PA, 15317

Attention: Chief Financial Officer

Email: LoriRitter@consolenergy.com

with a copy to:

Attention: General Counsel

Email: MarthaWiegand@consolenergy.com

Any notice given in accordance herewith shall be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted by electronic communications during normal business hours, or if transmitted after normal business hours, on the next Business Day, or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the U.S. Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be. Any Party may change their contact information for notice by giving notice to the other Parties in the manner provided in this Section 8.2.

8.3 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver, or cause to be executed and delivered, any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated herein.

8.4 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

8.5 Waiver; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

8.6 Entire Agreement; Conflicts. This Agreement and the Omnibus Agreement, constitute the entire agreement of the Parties and their Affiliates relating to the transactions contemplated hereby and supersede all provisions and concepts contained in all prior letters of intent, memoranda, agreements or communications between the Parties or their Affiliates relating to the transactions contemplated hereby. In the event of a conflict between (a) the terms and provisions of this Agreement and the terms and provisions of any Appendix hereto or (b) the terms and provisions of this Agreement and the terms and provisions the Omnibus Agreement, in each case, the terms and provisions of the Omnibus Agreement shall govern and control; provided, however, that the inclusion of any terms and conditions in the Appendix hereto or the Omnibus Agreement which are not addressed in this Agreement shall not be deemed a conflict.

8.7 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties and expressly identified as an amendment or modification.

8.8 Governing Law; Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the Laws of another state. The Parties hereby acknowledge and agree that Section 6.2(b) of the Omnibus Agreement shall apply to this Agreement mutatis mutandis.

8.9 Parties in Interest. Except as expressly set forth in this Agreement, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

8.10 Preparation of Agreement. All of the Parties and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, it is the intent of the Parties that no presumption shall arise based on the identity of the draftsman of this Agreement.

8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.12 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto.

[THE NEXT SUCCEEDING PAGE IS THE EXECUTION PAGE]

IN WITNESS WHEREOF, Owner and Shipper have executed this Agreement as of the date first written above.

OWNER:

CNX MARINE TERMINALS, INC.

By:
Name:
Title:

SHIPPER:

CNX THERMAL HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Terminal and Throughput Agreement]

APPENDIX I

Definitions

“AAR Standards” has the meaning set forth in Section 3.2.

“Accounting Arbitrator” has the meaning set forth in Section 4.5.

“Additional Storage Fees” shall mean the fees charged by Owner for additional and/or extended coal storage in accordance with Section 4.8 of the Terminal Services Terms.

“Additional Term” has the meaning set forth in Section 6.1.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is Under Common Control With, such Person. The term “Affiliated” shall have the correlative meaning.

“Agreed Rate” means, on the applicable date of determination, the LIBOR Rate plus an additional two percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Agreement” has the meaning set forth in the preamble.

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of 60 days after the filing or an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 60 day period.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in the State of Pennsylvania are generally open for business.

“Coal Re-Handling Fees” means (a) (i) the Shipper Coal, stated in tons, for which Owner has provided the Re-Handling Services via stacker or reclaimer equipment during a given calendar month multiplied by (ii) $1.40 per net ton, plus (b) (A) the total man hours utilized to perform the Re-Handling Services for Shipper Coal via mobile equipment during a given calendar month multiplied by (B) $150.00 per man hour.

“Conrhein” means Conrhein Coal Company, a Pennsylvania general partnership.

“CONSOL” means CONSOL Energy Inc., a Delaware corporation.

APPENDIX I

“Control” (including the terms “Controlled” and “Under Common Control With”) means with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

“CPCC” means Consol Pennsylvania Coal Company LLC, a Delaware limited liability company.

“Excess Shipper Coal” has the meaning set forth in Section 2.1(b).

“Execution Date” has the meaning set forth in the preamble.

“Firm Shipper Coal” means Shipper Coal delivered by Shipper at the Receipt Point up to but not exceeding the Max Shipper Coal Volume.

“Force Majeure” means an act of God; strike, lockout or other similar disturbance; act of the public enemy; war; blockade; public riot; lightning, fire, storm, flood or other act of nature or the elements; explosion; action, delay or inaction of a Governmental Authority that is reasonably unforeseen or unexpected; unavailable equipment not within the control of the Party claiming suspension; and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension.

“General Partner” means CNX Coal Resources GP LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Initial Term” has the meaning set forth in Section 6.1.

“Laws” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Losses” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.

“Max Shipper Coal Volume” means an amount equal to 5,000,000 tons of Shipper Coal per calendar year minus the amount of Shipper Coal, stated in tons, for which Owner provides terminal services under the Xcoal Agreement in the applicable calendar year; provided that the Max Shipper Coal Volume for the remainder of calendar year 2015 shall be prorated based on the number of days between the Execution Date and December 31, 2015.

APPENDIX I

“NIST Standards” has the meaning set forth in Section 3.2.

“Omnibus Agreement” means that certain Omnibus Agreement dated as of the Execution Date, by and among CONSOL Energy Inc., General Partner, Partnership and the other parties thereto, as the same may be amended, revised, supplemented or otherwise modified from time to time.

“Owner” has the meaning set forth in the preamble.

“Owning Parties” means CPCC, Conrhein and Shipper.

“Partnership” means CNX Coal Resources LP, a Delaware limited partnership.

“Party” and “Parties” has the meaning set forth in the preamble.

“Pennsylvania Mine Complex” has the meaning set forth in the recitals.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Priority Service” has the meaning set forth in Section 3.4.

“Receipt Point” means the inbound certified scale located at 3800 Newgate Avenue, Baltimore, Maryland 21224.

“Re-Handling Services” means at the request of Shipper, the movement, transfer or re-handling of Shipper Coal from its initial storage or stockpile locations (other than transporting such Shipper Coal for loading onto Vessels) via (a) stacker and/or reclaimer equipment or (b) mobile equipment.

“Services Standard” has the meaning set forth in Section 2.2.

“Shipper” has the meaning set forth in the preamble.

“Shipper Change of Control” means CONSOL ceases to control, directly or indirectly, the general partner of the Partnership. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the general partner of the Partnership, whether through ownership of voting securities, by contract or otherwise.

“Shipper Coal” means coal owned and/or controlled by Shipper.

“Tax” and “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

APPENDIX I

“Temporary Storage” has the meaning set forth in the definition of Terminal Services.

“Term” has the meaning set forth in Section 4.1.

“Terminal” has the meaning set forth in the recitals.

“Terminal Rules and Regulations” means the Coal Cargo Shipping Rules and Regulations attached hereto as Exhibit B.

“Terminal Services” means the following (in each case, as more particularly set forth in the Terminal Services Terms and the Terminal Rules and Regulations):

(a) receiving and unloading Shipper Coal from Trains at the Receipt Point;

(b) weighing and sampling Shipper Coal at the Terminal;

(c) if necessary, transporting Shipper Coal from the Receipt Point to temporary storage or stockpile facilities located at the Terminal (the “Temporary Storage”);

(d) to the extent requested by Shipper, blending Shipper Coal at the Terminal; and

(e) transporting Shipper Coal from Temporary Storage or the Receipt Point, as applicable, to, and loading Shipper Coal on, the Vessels.

“Terminal Services Terms” means the Coal Cargo Shipping Terminal Services terms attached hereto as Exhibit A.

“Trains” means those rail cars on the Norfolk Southern railroad or the CSX railroad which have been directed by Shipper to deliver Shipper Coal to the Receipt Point.

“Vessels” means the ships which have been directed by Shipper to be loaded with Shipper Coal at the Terminal.

“Vessel Fees” means those customary vessel charges and fees as more particularly set forth in Section 5.6 of the Terminal Rules and Regulations.

“Xcoal Agreement” means that certain Coal Cargo Shipping Agreement dated effective December 4, 2013, by and between Owner and Xcoal Energy and Resources.

APPENDIX I

EXHIBIT A

TERMINAL SERVICES TERMS

[To be inserted]

EXHIBIT A

EXHIBIT B

TERMINAL RULES AND REGULATIONS

[To be inserted]

EXHIBIT B